Exhibit 99.1
                                                  NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Michael Russell, IR@sixflags.com
https://investors.sixflags.com	Media Contact: Kristin Fitzgerald, kristin.fitzgerald@sixflags.com

SIX FLAGS ENTERTAINMENT CORPORATION REPORTS 2026 SECOND QUARTER RESULTS
•Strong second quarter results with higher attendance at the Company's current operating portfolio
•Active pass base up at the Company's current operating portfolio reflecting strong season pass sales and expanded membership offerings, providing greater visibility into peak season demand
•More focused park portfolio consolidates management efforts and resources to maximize returns at the high-potential parks
CHARLOTTE, N.C. (Aug. 6, 2026) -- Six Flags Entertainment Corporation (NYSE: FUN) (the “Company” or “Six Flags”) the largest regional amusement park operator in North America, today announced results for its 2026 second quarter ended June 28, 2026.
Second Quarter 2026 Results
Please note: 2025 second quarter results include quarterly financial and other data related to eight parks Six Flags no longer operated in the 2026 second quarter including: (1) seven parks Six Flags sold to EPR Properties prior to the start of 2026 park operations, and (2) a combined amusement/water park located in Bowie, Maryland, where park operations were discontinued following the end of its 2025 operating season. Therefore, results are presented both on a Reported Basis and on a Same-Park Basis, or excluding the results of the parks sold and closed.

(In thousands, except per capita amounts)	Three months ended June 28, 2026		Three months ended June 29, 2025		Variance
	Reported	Same-Park	Reported	Same-Park	Reported	Same-Park
Net revenues	$864,919	$864,461	$930,390	$844,236	$(65,471)	$20,225
Net loss attributable to Six Flags Entertainment Corporation	$(202,620)	$(194,436)	$(99,648)	$(86,620)	$(102,972)	$(107,816)
Adjusted EBITDA (1)	$243,073	$248,916	$242,618	$233,043	$455	$15,873
Attendance	13,128	13,128	14,191	12,679	(1,063)	449
Admissions per capita spending (2)	$33.62	$33.61	$34.19	$34.52	$(0.57)	$(0.91)
In-park product per capita spending (2)	$29.27	$29.27	$28.27	$28.86	$1.00	$0.41

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 SECOND QUARTER RESULTS
Aug. 6, 2026

As compared with the second quarter of 2025 on a Reported Basis:
•Net revenues totaled $865 million, a decrease of $65 million, or 7.0%, from $930 million.
•Net loss attributable to Six Flags Entertainment Corporation was $203 million, compared with a net loss of $100 million.
•Adjusted EBITDA(1) was $243 million in both periods.
•Attendance totaled 13.1 million visits, a decrease of 7%, from 14.2 million visits.
•Per capita spending(2) was $62.89, an increase of 1%, from $62.46.
•Operating days totaled 1,615, a decrease of 378 days, from 1,993.
As compared with the second quarter of 2025 on a Same-Park Basis:
•Net revenues totaled $864 million, an increase of $20 million, or 2.4%, from $844 million.
•Net loss attributable to Six Flags Entertainment Corporation was $194 million, compared with a net loss of $87 million.
•Adjusted EBITDA was $249 million, an increase of $16 million, or 7%, from $233 million.
•Attendance totaled 13.1 million visits, an increase of 4%, from 12.7 million visits.
•Per capita spending was $62.88, a decrease of 1%, from $63.38.
•Operating days totaled 1,615, a decrease of 44 days, from 1,659.
CEO Commentary
“Our second quarter and first-half results reflect meaningful progress advancing the strategic priorities we established at the beginning of the year to strengthen the business," said John Reilly, Six Flags President and CEO. "Our more focused operating portfolio generated higher attendance, net revenues and Adjusted EBITDA, demonstrating that our portfolio actions and performance improvement initiatives are delivering improved financial results. Additionally, season pass and membership sales increased and our active pass base expanded during the second quarter, reinforcing our conviction that we are taking the right steps to build a stronger, more predictable business as we enter the most important part of our operating season.
"Our commercial strategy - designed to build a larger, more engaged guest community and create greater long-term value from each guest relationship, demonstrated its effectiveness by delivering tangible results in the second quarter," Reilly continued. "Guests continue to respond favorably to our flexible, benefit-rich season pass and membership offerings, with season-to-date pass sales increasing 7% and our active pass base growing 6% on a Same-Park Basis. We are also seeing encouraging demand for higher-tier passes and our expanded membership offerings, reflecting the value guests place on greater access and flexibility. Together, these initiatives strengthen recurring revenue, enhance visibility into future demand, and support stronger attendance and financial performance over time.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 SECOND QUARTER RESULTS
Aug. 6, 2026

"We are strengthening park-level accountability, sharpening commercial execution, and maintaining a disciplined approach to capital allocation," Reilly added. "With the divestiture of seven non-core parks complete, we are focusing our resources on parks with the highest returns. These actions are building a stronger operating company with greater long-term earnings potential. While important work remains, the second quarter results and leading indicators give us increasing confidence in the operating priorities we have established.”
Summarized Second Quarter 2026 Results
Unless otherwise noted, the discussion below compares the performance of the Company's current operating portfolio, which excludes the results of the parks sold and closed. Same-Park Basis comparisons are presented as supplemental information. Management believes Same-Park Basis information is meaningful to help evaluate operating performance related only to the portfolio of parks that were owned and operated by Six Flags during the comparable periods and uses it for this purpose.
Net revenues. On a Reported Basis, the Company's parks generated net revenues of $865 million, a decrease of $65 million, or 7%, compared with $930 million in the second quarter of 2025. On a Same-Park Basis, the Company’s parks generated net revenues of $864 million, an increase of $20 million, or 2.4%, compared with $844 million in the second quarter of 2025. The increase in Same-Park Basis net revenues was driven primarily by 4% higher attendance, including a 10% increase in season-pass visitation, and continued strength in food and extra-charge spending per visit. These benefits were partially offset by lower admissions per capita spending(2), an earlier spring break season falling in this year's first quarter versus last year's second quarter, and approximately 3% fewer operating days.
Attendance and operating days. Attendance on a Reported Basis decreased 1.1 million visits, or 7%, compared with the second quarter of 2025. Attendance on a Same-Park Basis increased 449,000 visits, or 4%, compared with the second quarter of 2025. Attendance growth on a Same-Park Basis was supported primarily by increased season pass visitation, reflecting continued strength in the Company's season pass and membership programs across the portfolio. Operating days for the current operating portfolio totaled 1,615, compared with 1,659 operating days for the same parks in the prior-year period.
Per capita spending. Per capita spending on a Reported Basis was $62.89, an increase of $0.43, or 1%, compared with $62.46 in the prior-year period. Per capita spending on a Same-Park Basis was $62.88, a decline of $0.50, or 1%, compared with $63.38 in the prior-year period. The modest decline in per capita spending on a Same-Park Basis primarily reflected lower admissions per capita spending associated with expanded season pass benefits and increased cross-park visitation, partially offset by continued strength in guest spending on food, extra-charge attractions and other in-park offerings. Paid admission pricing remained stable year over year, while guests continued to trade up to higher-tier season pass products that provide greater access and flexibility. Management believes its initiatives support higher attendance and increased long-term earnings potential despite modest pressure on admissions per capita spending.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 SECOND QUARTER RESULTS
Aug. 6, 2026

Operating costs and expenses. Operating costs and expenses remained well controlled despite higher attendance and guest activity during the quarter. On a Reported Basis, operating expenses decreased $61 million, and selling, general and administrative expense increased $1 million. On a Same-Park Basis, operating expenses increased by only $1 million compared with the prior-year period, as higher maintenance activity, as well as smaller increases in credit card fees, live entertainment costs and utility expenses, were largely offset by lower full-time wage expense and related benefits. Selling, general and administrative expense on a Same-Park Basis also remained well controlled, increasing only $3 million while continuing to support the Company's commercial initiatives and operating priorities. Selling, general and administrative expense on a Same-Park Basis increased due to full-time wages, which was primarily due to an increase in equity compensation and severance costs, and higher consulting and legal costs, both of which were offset by lower advertising costs. The combination of revenue growth and disciplined expense management resulted in stronger operating leverage, allowing a larger portion of incremental revenues to translate into higher earnings during the quarter.
Adjusted EBITDA. The Company’s parks generated Adjusted EBITDA of $243 million in both periods on a Reported Basis. On a Same-Park Basis, the Company's parks generated Adjusted EBITDA of $249 million, an increase of $16 million, or 7%, compared with $233 million in the second quarter of 2025. The improvement demonstrates stronger performance from the current operating portfolio. See the attached table for a reconciliation of net loss to Adjusted EBITDA.
Season Pass, Membership and Active Pass Base Progress
During the second quarter, the Company continued to build momentum in its season pass and membership programs, supported by a more differentiated product architecture, expanded regional and all-park access available with certain products, improved marketing execution, and a more coordinated approach to guest acquisition and retention.
•The active pass base increased 6% compared with the same time last year on a Same-Park Basis. Management views the number of guests eligible to visit the parks as an important leading indicator of attendance and a source of greater visibility into demand during the balance of the season.
•Sales mix continued to shift toward higher-tier pass products, reflecting guest response to the added access and enhanced benefits available with those offerings. The mix improvement supports higher-value guest relationships without relying solely on lower headline pricing.
•Membership participation continued to expand during the quarter. Member counts beyond their initial 12-month term exceeded the prior-year level at a higher average price, and the Company expanded its membership model to six additional parks in June 2026. Membership provides guests with a lower upfront purchase commitment while building the Company’s recurring-revenue base and supporting continued growth in the active pass base.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 SECOND QUARTER RESULTS
Aug. 6, 2026

•Marketing investment produced improved acquisition and conversion efficiency during the quarter, supporting growth in pass sales and the active pass base while improving the economic return on guest acquisition spending.
The Company also introduced several major thrill rides, attractions and entertainment offerings during the quarter. These investments are designed to strengthen the guest proposition, support visitation and improve the return generated by the Company’s established park base.
Balance Sheet and Liquidity Highlights
The Company continued to strengthen its balance sheet during the first six months of 2026 through improved operating cash flow, disciplined capital spending, and the use of proceeds from previously announced portfolio transactions to reduce outstanding borrowings. The Company also reduced borrowings under its revolving credit facility and maintained substantial available capacity at quarter-end. Reducing leverage remains an essential financial priority.
As of June 28, 2026, the Company reported the following:
•Total deferred revenue of $431 million. On a Reported Basis, total deferred revenue decreased $30 million. On a Same-Park Basis, total deferred revenue increased $8 million, or 2%, compared with the prior year, supported by growth in membership and advance sales.
•Cash and cash equivalents of $135 million.
•Total liquidity of $837 million, including $703 million available under the Company’s revolving credit facility.
•Net debt(3) totaled $4.9 billion, calculated as total debt of $5.0 billion (before debt issuance costs and acquisition fair value layers) less cash and cash equivalents of $135 million.
Conference Call
As previously announced, Six Flags Entertainment Corporation will host a conference call with analysts starting at 8 a.m. ET today, August 6, 2026, to discuss its recent financial results. Participants on the call will include Six Flags CEO John Reilly and CFO Ash Walia.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on the Six Flags Investors website at https://investors.sixflags.com under the tabs Investor Information / Events & Presentations. Those unable to listen to the live webcast can access a recorded version of the call on the Six Flags Investors website at https://investors.sixflags.com under Investor Information / Events and Presentations, shortly after the live call’s completion.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 SECOND QUARTER RESULTS
Aug. 6, 2026

A digital recording of the conference call will be available for replay by phone starting at approximately 1 p.m. ET on Thursday August 6, 2026, until 11:59 p.m. ET on Thursday August 13, 2026. To access the phone replay in North America please dial (800) 770-2030; from international locations please dial +1 (609) 800-9909, followed by Conference ID 3720518.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation (NYSE: FUN) is North America’s largest regional amusement-resort operator, with 20 amusement parks, 14 water parks and nine resort properties across 13 states in the U.S., Canada, and Mexico. The Company also manages an amusement park in Saudi Arabia. Focused on its purpose of creating FUN, thrills and a lifetime of memories, Six Flags provides immersive entertainment to millions of guests every year with world-class coasters, themed rides, thrilling water parks, resorts and a portfolio of beloved intellectual property such as Looney Tunes®, DC Comics® and PEANUTS®.
Footnotes:
(1) Adjusted EBITDA is not a measurement computed in accordance with GAAP. Management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and uses it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. For additional information regarding Adjusted EBITDA, including how the Company defines and uses this measure, see the attached reconciliation table and related footnotes.
(2) Per capita spending, admissions per capita spending, in-park product per capita spending, and out-of-park revenues are non-GAAP financial measures. See the attached reconciliation table and related footnote for the calculation of these metrics. These metrics are used by management as major factors in significant operational decisions as they are primary drivers of financial and operational performance, measuring demand, pricing, and consumer behavior.
(3) Net debt is a non-GAAP financial measure. See the attached reconciliation table and related footnote for the calculation of net debt. Net debt is used by the Company and investors to monitor leverage, and management believes it is meaningful for this purpose.
Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature are forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to our expectations, beliefs, goals and strategies regarding the future. Words such as “anticipate,” “believe,” “create,” “expect,” “future,” “guidance,” “intend,” “plan,” “potential,” “seek,” “synergies,” “target,” “will,” “would,” similar expressions, and variations or negatives of these words identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These forward-looking statements may involve current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 SECOND QUARTER RESULTS
Aug. 6, 2026

forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct, that our growth and operational strategies will achieve the target results. Important risks and uncertainties that may cause such a difference and could adversely affect attendance at our parks, our future financial performance, and/or our growth strategies, and could cause actual results to differ materially from our expectations or otherwise to fluctuate or decrease, include, but are not limited to: failure to realize the expected amount and timing of benefits related to the sale of parks and undeveloped land; adverse weather conditions; general economic, political and market conditions, including global trade; the impacts of pandemics or other public health crises, including the effects of government responses on people and economies; competition for consumer leisure time and spending or other changes in consumer behavior or sentiment for discretionary spending; unanticipated construction delays or increases in construction or supply costs; changes in capital investment plans and projects; anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Company’s operations; the impact of any potential shareholder activism; failure to attract, motivate and retain qualified domestic and international employees and key personnel; legislative, regulatory and economic developments and changes in laws, regulations, and policies affecting the Company; acts of terrorism or outbreak or escalation of war, hostilities, civil unrest, and other political or security disturbances; and other risks and uncertainties we discuss under the heading “Risk Factors” within our Annual Report on Form 10-K and in the other filings we make from time to time with the Securities and Exchange Commission. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this document and are based on information currently and reasonably known to us. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after publication of this news release.
This news release and prior releases are available under the News tab at https://investors.sixflags.com
- more -
(financial tables follow)
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 SECOND QUARTER RESULTS
Aug. 6, 2026

SIX FLAGS ENTERTAINMENT CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended		Six months ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net revenues:
Admissions	$441,264	$485,424	$554,764	$592,185
Food, merchandise and games	303,185	323,155	381,449	389,003
Accommodations, extra-charge products and other	120,470	121,811	154,333	151,259
	864,919	930,390	1,090,546	1,132,447
Costs and expenses:
Cost of food, merchandise, and games revenues	75,273	80,822	96,560	102,423
Operating expenses	438,776	500,121	705,669	799,600
Selling, general and administrative	130,736	129,822	204,031	220,607
Depreciation and amortization	107,775	134,628	215,124	236,958
Loss on retirement of fixed assets, net	13,888	10,518	16,323	18,616
Loss on impairment of goodwill and other intangibles	—	—	38,640	—
Loss on disposal group	9,867	—	37,838	—
Loss on other assets	—	—	—	791
	776,315	855,911	1,314,185	1,378,995
Operating income (loss)	88,604	74,479	(223,639)	(246,548)
Interest expense, net	102,052	92,409	196,980	179,444
Loss on early debt extinguishment	—	—	4,053	—
Other expense (income), net	6,678	(19,381)	12,417	(20,965)
(Loss) income before taxes	(20,126)	1,451	(437,089)	(405,027)
Provision (benefit) for taxes	157,410	76,283	9,047	(110,477)
Net loss	(177,536)	(74,832)	(446,136)	(294,550)
Net income attributable to non-controlling interests	25,084	24,816	25,084	24,816
Net loss attributable to Six Flags Entertainment Corporation	$(202,620)	$(99,648)	$(471,220)	$(319,366)

SIX FLAGS ENTERTAINMENT CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	June 28, 2026	June 29, 2025
Cash and cash equivalents	$134,528	$107,386
Total assets	$7,435,253	$9,452,915
Long-term debt, including current maturities:
Revolving credit loans	$78,428	$356,650
Term debt	1,458,765	1,470,875
Notes	3,449,779	3,460,656
	$4,986,972	$5,288,181
Equity	$114,727	$1,774,801

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 SECOND QUARTER RESULTS
Aug. 6, 2026

SIX FLAGS ENTERTAINMENT CORPORATION
RECONCILIATION OF MODIFIED EBITDA AND ADJUSTED EBITDA
(In thousands)

REPORTED BASIS

	Three months ended		Six months ended		Twelve months ended	Trailing twelve months ended (5)
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025	December 31, 2025	June 28, 2026
Net loss	$(177,536)	$(74,832)	$(446,136)	$(294,550)	$(1,549,466)	$(1,701,052)
Interest expense, net	102,052	92,409	196,980	179,444	359,958	377,494
Provision (benefit) for taxes	157,410	76,283	9,047	(110,477)	(163,980)	(44,456)
Depreciation and amortization	107,775	134,628	215,124	236,958	486,383	464,549
EBITDA	189,701	228,488	(24,985)	11,375	(867,105)	(903,465)
Loss on early debt extinguishment	—	—	4,053	—	—	4,053
Non-cash foreign currency loss (gain)	6,655	(19,986)	11,794	(22,200)	(22,583)	11,411
Non-cash equity compensation expense	19,585	8,935	23,357	26,011	64,157	61,503
Loss on retirement of fixed assets, net	13,888	10,518	16,323	18,616	40,670	38,377
Loss on impairment of goodwill and other intangibles	—	—	38,640	—	1,518,099	1,556,739
Loss on disposal group	9,867	—	37,838	—	—	37,838
Loss on other assets	—	—	—	791	791	—
Costs related to the merger (1)	3,716	11,030	8,630	26,670	48,911	30,871
Severance (2)	16,700	23,823	16,964	27,200	44,564	34,328
Other (3)	8,045	4,626	12,504	8,181	14,138	18,461
Modified EBITDA (4)	268,157	267,434	145,118	96,644	841,642	890,116
Net income attributable to non-controlling interests	25,084	24,816	25,084	24,816	49,632	49,900
Adjusted EBITDA (4)	$243,073	$242,618	$120,034	$71,828	$792,010	$840,216
(1)    Consists of integration costs related to the merger between legacy Cedar Fair and legacy Six Flags (the "merger"), including third-party consulting costs, costs to integrate information technology systems, integration team salaries and benefits, retention bonuses, maintenance costs to update Former Six Flags parks to Cedar Fair standards and certain legal costs. These costs are added back to net loss to calculate Modified EBITDA and Adjusted EBITDA as defined in the Company's credit agreement.

(2)    Consists of severance and related employer taxes and benefits. Certain employees, including certain executive level employees, were terminated as part of executive leadership transitions, as well as post-merger productivity and efficiency efforts.

(3)    Consists of certain costs as defined in the Company's credit agreement. These costs are added back to net loss to calculate Modified EBITDA and Adjusted EBITDA and include certain legal and consulting expenses; certain costs at the sold and closed parks; certain recruiting and relocation costs; cost of goods sold recorded to align inventory standards following the merger; Mexican VAT taxes on intercompany activity; and contract termination costs. This balance also includes unrealized gains and losses on pension assets and short-term investments.

(4)    Modified EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Company's credit agreement. Adjusted EBITDA represents Modified EBITDA less net loss attributable to non-controlling interests. Management includes both measures to disclose the effect of non-controlling interests. Management believes Modified EBITDA and Adjusted EBITDA are meaningful measures of park-level operating profitability, and uses them for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is widely used by analysts, investors and comparable companies in the industry to evaluate operating performance on a consistent basis, as well as more easily compare results with those of other companies in the industry. Modified EBITDA and Adjusted EBITDA are provided as supplemental measures of the Company's operating results and are not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Modified EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 SECOND QUARTER RESULTS
Aug. 6, 2026

(5)    The amounts in the trailing twelve month column are calculated by adding the results for the six months ended June 28, 2026 and the results for the year ended December 31, 2025 together and then subtracting the results for the six months ended June 29, 2025.
SAME-PARK BASIS (6)

	Three months ended		Six months ended		Twelve months ended	Trailing twelve months ended (5)
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025	December 31, 2025	June 28, 2026
Net loss	$(169,352)	$(61,804)	$(409,572)	$(242,173)	$(1,515,111)	$(1,682,510)
Interest expense, net	102,047	92,372	196,972	179,387	359,900	377,485
Provision (benefit) for taxes	157,410	76,283	9,047	(110,477)	(163,986)	(44,462)
Depreciation and amortization	107,755	117,828	209,067	210,232	423,755	422,590
EBITDA	197,860	224,679	5,514	36,969	(895,442)	(926,897)
Loss on early debt extinguishment	—	—	4,053	—	—	4,053
Non-cash foreign currency loss (gain)	6,655	(19,992)	11,793	(22,214)	(22,583)	11,424
Non-cash equity compensation expense	19,585	8,935	23,357	26,011	64,157	61,503
Loss on retirement of fixed assets, net	13,721	9,263	16,061	16,310	38,451	38,202
Loss on impairment of goodwill and other intangibles	—	—	38,640	—	1,510,212	1,548,852
Loss on disposal group	9,867	—	37,838	—	—	37,838
Loss on other assets	—	—	—	791	791	—
Costs related to the merger (1)	3,716	9,908	8,630	25,500	46,805	29,935
Severance (2)	16,688	20,440	16,926	23,660	40,935	34,201
Other (3)	5,908	4,626	8,647	7,795	10,925	11,777
Modified EBITDA (4)	274,000	257,859	171,459	114,822	794,251	850,888
Net income attributable to non-controlling interests	25,084	24,816	25,084	24,816	49,632	49,900
Adjusted EBITDA (4)	$248,916	$233,043	$146,375	$90,006	$744,619	$800,988
(1)    Consists of integration costs related to the merger, including third-party consulting costs, costs to integrate information technology systems, integration team salaries and benefits, retention bonuses, maintenance costs to update Former Six Flags parks to Cedar Fair standards and certain legal costs. These costs are added back to net loss to calculate Modified EBITDA and Adjusted EBITDA as defined in the Company's credit agreement.

(2)    Consists of severance and related employer taxes and benefits. Certain employees, including certain executive level employees, were terminated as part of executive leadership transitions, as well as post-merger productivity and efficiency efforts.

(3)    Consists of certain costs as defined in the Company's credit agreement. These costs are added back to net loss to calculate Modified EBITDA and Adjusted EBITDA and include certain legal and consulting expenses; certain recruiting and relocation costs; cost of goods sold recorded to align inventory standards following the merger; Mexican VAT taxes on intercompany activity; and contract termination costs. This balance also includes unrealized gains and losses on pension assets and short-term investments.

(4)    Modified EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Company's credit agreement. Adjusted EBITDA represents Modified EBITDA less net loss attributable to non-controlling interests. Management includes both measures to disclose the effect of non-controlling interests. Management believes Modified EBITDA and Adjusted EBITDA are meaningful measures of park-level operating profitability, and uses them for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is widely used by analysts, investors and comparable companies in the industry to evaluate operating performance on a consistent basis, as well as more easily compare results with those of other companies in the industry. Modified EBITDA and Adjusted EBITDA are provided as supplemental measures of the Company's operating results and are not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Modified EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(5)    The amounts in the trailing twelve month column are calculated by adding the results for the six months ended June 28, 2026 and the results for the year ended December 31, 2025 together and then subtracting the results for the six months ended June 29, 2025.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 SECOND QUARTER RESULTS
Aug. 6, 2026

(6)    Same-Park Basis compares the performance of the Company's current operating portfolio, which excludes the results of (1) seven parks Six Flags sold to EPR Properties prior to the start of 2026 park operations, and (2) a combined amusement/water park located in Bowie, Maryland, where park operations were discontinued following the end of its 2025 operating season. Same-Park Basis comparisons are presented as supplemental information. Management believes Same-Park Basis information is meaningful to help evaluate operating performance related only to the portfolio of parks that were owned and operated by Six Flags during the comparable periods and uses it for this purpose.

SIX FLAGS ENTERTAINMENT CORPORATION
CALCULATION OF NET DEBT
(In thousands)

June 28, 2026
Long-term debt, including current maturities	$4,986,972
Plus: Debt issuance costs and original issue discount	52,474
Less: Acquisition fair value layers	(21,984)
Less: Cash and cash equivalents	(134,528)
Net debt (1)	$4,882,934
(1)    Net debt is a non-GAAP financial measure used by investors to monitor leverage. The measure may not be comparable to similarly titled measures of other companies.

SIX FLAGS ENTERTAINMENT CORPORATION
KEY OPERATIONAL MEASURES
(In thousands, except per capita and operating day amounts)

REPORTED BASIS

	Three months ended		Six months ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Attendance	13,128	14,191	16,051	17,009
Per capita spending (1)	$62.89	$62.46	$64.05	$62.95
Admissions per capita spending (1)	$33.62	$34.19	$34.56	$34.77
In-park product per capita spending (1)	$29.27	$28.27	$29.49	$28.18
Out-of-park revenues (1)	$64,319	$71,908	$93,118	$95,824
Operating days	1,615	1,993	1,984	2,386

SAME-PARK BASIS

	Three months ended		Six months ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Attendance	13,128	12,679	16,051	15,497
Per capita spending (1)	$62.88	$63.38	$63.96	$63.65
Admissions per capita spending (1)	$33.61	$34.52	$34.50	$35.03
In-park product per capita spending (1)	$29.27	$28.86	$29.46	$28.61
Out-of-park revenues (1)	$63,931	$66,231	$89,130	$85,550
Operating days	1,615	1,659	1,984	2,052
(1)    Per capita spending is calculated as revenues generated within the Company's amusement parks and separately gated outdoor water parks along with related parking revenues and online transaction fees charged to customers (in-park revenues), divided by total attendance. Admissions per capita spending is calculated as revenues generated for admission to the Company's amusement parks and separately gated water parks along with related parking revenues and online transaction fees charged to customers (in-park admissions revenues) divided by total attendance. In-park product per capita spending is calculated as all other revenues generated within the Company's amusement parks and separately gated water parks, including food and beverage, merchandise, games and extra-charge offerings (in-park product revenues) divided by total attendance. Out-of-park revenues are defined as revenues from resorts, out-of-park food and merchandise locations, sponsorships, international agreements and all other out-of-park operations. Beginning in the fourth quarter of 2025, the Company renamed in-park per capita spending to per capita spending and renamed per capita spending on in-park products to in-park product per capita spending. The methodology for calculating these metrics remains unchanged, and therefore any previously reported metrics that are renamed to corresponding metrics remain unchanged.

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2026 SECOND QUARTER RESULTS
Aug. 6, 2026

In-park revenues, per capita spending, in-park admissions revenues, admissions per capita spending, in-park product revenues, in-park product per capita spending, and out-of-park revenues are non-GAAP measures. These metrics are used by management as major factors in significant operational decisions as they are primary drivers of financial and operational performance, measuring demand, pricing, and consumer behavior. Reconciliations of in-park revenues, including in-park admissions revenues and in-park product revenues, and out-of-park revenues to net revenues for the periods presented on a Reported Basis and on a Same-Park Basis are included in the tables below.

REPORTED BASIS
(In thousands)

	Three months ended		Six months ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
In-park admissions revenues	$441,313	$485,177	554,754	591,488
In-park product revenues	384,328	401,243	473,305	479,247
In-park revenues	825,641	886,420	1,028,059	1,070,735
Out-of-park revenues	64,319	71,908	93,118	95,824
Concessionaire remittances	(25,041)	(27,938)	(30,631)	(34,112)
Net revenues	$864,919	$930,390	$1,090,546	$1,132,447

SAME-PARK BASIS
(In thousands)

	Three months ended		Six months ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
In-park admissions revenues	$441,251	$437,662	553,691	542,894
In-park product revenues	384,298	365,927	472,922	443,419
In-park revenues	825,549	803,589	1,026,613	986,313
Out-of-park revenues	63,931	66,231	89,130	85,550
Concessionaire remittances	(25,019)	(25,584)	(30,419)	(31,664)
Net revenues	$864,461	$844,236	$1,085,324	$1,040,199
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700